[LOGO] CITIZENS & NORTHERN CORPORATION

                                90-92 Main Street
                          Wellsboro, Pennsylvania 16901

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD TUESDAY, APRIL 18, 2000


TO THE HOLDERS OF THE COMMON STOCK OF THE CORPORATION:

     Notice is hereby given that the Annual Meeting of the holders of the common stock of Citizens & Northern Corporation (the "Corporation") will be held at the Arcadia Theatre, located at 50 Main Street, Wellsboro, Pennsylvania, on Tuesday, April 18, 2000, at 2:00 P.M., local time, for the following purposes:

  1.  To elect four directors to Class I to serve for a term of 3 years;

  2. To ratify the action of the Board of Directors in the appointment of the firm of Parente Randolph, PC as independent auditors of the Corporation; and

  3. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on February 28, 2000 are entitled to notice of, and to vote at, the meeting. Such stockholders may vote in person or by proxy.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. If you do attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

                                          By Order of the Board of Directors,

                                          Kathleen M. Osgood
                                          Corporate Secretary

March 20, 2000

                         CITIZENS & NORTHERN CORPORATION
                                90-92 Main Street
                          Wellsboro, Pennsylvania 16901
                                 PROXY STATEMENT
                Annual Meeting of Stockholders -- April 18, 2000

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens & Northern Corporation to be used at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, April 18, 2000, at 2:00 P.M. at the Arcadia Theatre, located at 50 Main Street, Wellsboro, Pennsylvania, and at any adjournment thereof. The approximate date upon which this Proxy Statement and proxy will first be mailed to stockholders is March 20, 2000.

         The Corporation's Board of Directors is soliciting proxies in connection with the Meeting. Shares represented by properly completed proxies will be voted in accordance with the instructions indicated thereon unless such proxies have previously been revoked. If no direction is indicated, such shares will be voted in favor of the election as directors of the nominees named below, in favor of the ratification of the appointment of the firm of Parente Randolph, PC as the Corporation's independent auditors, and in the discretion of the proxy holder as to any other matters which may properly come before the Meeting or any adjournment thereof. A proxy may be revoked at any time before it is voted by written notice to the Secretary of the Corporation or by attending the Meeting and voting in person.

         The Corporation will bear the entire cost of soliciting proxies for the Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and telegram by the Corporation's directors, officers and employees. Arrangements may also be made with custodians, nominees and fiduciaries for forwarding proxy material to beneficial owners of stock held of record by such persons, and the Corporation may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

         The Board of Directors has fixed the close of business on February 28, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. On the record date, there were outstanding and entitled to vote 5,205,267 shares of Common Stock. Common stockholders will be entitled to one vote per share on all matters to be submitted at the meeting. The Articles of Incorporation of the Corporation do not permit cumulative voting.

         No person is known by the Corporation to have beneficially owned 5% or more of the outstanding common stock of the Corporation as of February 28, 2000.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         The Articles of Incorporation of the Corporation provide that the Board of Directors shall consist of not less than five nor more than twenty-five directors and that within these limits the numbers of directors shall be as established by the Board of Directors. The Board of Directors has set the number of directors at fourteen. The Articles further provide that the Board shall be classified into three classes, as nearly equal in number as possible. One class of directors is to be elected annually. Four directors to Class I are to be elected at the Annual Meeting to serve for a three-year term. It is the intention of the persons named as proxyholders on the enclosed form of proxy, unless other directions are given, to vote all shares which they represent for the election of management's nominees named in the tabulation below. Any stockholder who wishes to withhold authority from the proxyholders to vote for the election of directors, or to withhold authority to vote for any individual nominee, may do so by marking the proxy to that effect. Each director elected will continue in office until a successor has been elected. The Board of Directors recommends a vote "FOR" the election of the nominees listed below, each of which has consented to be named as a nominee and to serve if elected. If for any reason any nominee named is not a candidate (which is not expected) when the election occurs, proxies will be voted for a substitute nominee determined by the Board of Directors.

         The following table sets forth certain information about the nominees, all of whom except Mr. Towner, are presently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting. The number of shares of Corporation common stock beneficially owned, directly or indirectly, is as of January 20, 2000.

                                                                    Shares          Percent of
Name and Principal Occupation        Age as of      First Became    Beneficially    Common Stock
for Last Five Years                  Record Date    Director (1)    Owned (2)       Outstanding
-------------------                  -----------    ------------    ----------      -----------

CLASS I - MANAGEMENT'S NOMINEES FOR A 3 YEAR TERM ENDING IN 2003:

R. Robert DeCamp                            59         1988             1,462             .03
 President of Patterson Lumber
 Co., Inc.

Edward H. Owlett, III                       45         1994             7,051   (3)       .14
 Attorney in law firm of
 Owlett & Lewis, P.C.

F. David Pennypacker                        58         1993             4,597             .09
 Partner, Wellsboro Industrial Park,
 LP, formerly Certified Public Accountant
 in firm of Pennypacker & Gooch, P.C.

James E. Towner                             53                          1,346             .03
 Publisher of The Daily / Sunday Review

CLASS II - CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2001:

R. Bruce Haner                              52         1998             6,627    (4)      .13
 Inventory Control Manager,
 Williams Auto Group, formerly
 Owner of Haner's Auto Sales

Susan E. Hartley                            42         1998             1,541             .03
Attorney at Law

Edward L. Learn                             52         1989             1,909             .04
 Owner, Learn Hardware & Building
 Supply, formerly Manager of
 Purina Mills, Inc.

Leonard Simpson                             51         1989            17,014    (5)      .33
 Attorney at Law

Donald E. Treat                             66         1966            12,079             .23
 Retired, formerly Owner
 of Treat Hardware

CLASS III - CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2002:

Dennis F. Beardslee                         49         1999             2,104             .04
 Owner, Terrace Lanes Bowling Center

J. Robert Bower                             65         1967            34,917    (6)      .67
 Pharmacist

Karl W. Kroeck                              60         1996             2,025             .04
 Farmer

                                                                      Shares          Percent of
Name and Principal Occupation        Age as of        First Became    Beneficially    Common Stock
for Last Five Years                  Record Date      Director (1)    Owned (2)       Outstanding
-------------------                  -----------      ------------    ----------      -----------

Craig G. Litchfield                         52         1996           14,657    (7)       .28
President & Chief Executive Officer
 of Citizens & Northern Corporation
 and Citizens & Northern Bank, formerly
 Senior Vice President of Citizens &
 Northern Corporation and Citizens &
 Northern Bank

Lawrence F. Mase                            65         1990             6,179             .12
 Retired, formerly
 President of Mase's, Inc.

All Directors and Executive Officers

 as a Group (20 persons)                                              152,114            2.92

(1) Includes service as director of the Corporation's predecessor, Citizens & Northern Bank.

(2) Pursuant to the General Rules and Regulations of the Securities and Exchange Commission, an individual is considered to "beneficially own" shares of common stock if he or she directly or indirectly has or shares
     (a) the power to vote or direct the voting of the shares; or (b) investment power with respect to the shares, which includes the power to dispose of or direct the disposition of the shares. Unless otherwise indicated in a footnote below, each individual holds sole voting and investment authority with respect to the shares listed. In addition, an individual is deemed to be the beneficial owner if he or she has the right to acquire shares within 60 days through the exercise of any option. Therefore, the following stock options which are exercisable within 60 days after January 20, 2000 are included: Mr. Beardslee, 200 shares; Mr. Bower, 600 shares; Mr. DeCamp, 400 shares; Mr. Haner, 400 shares; Ms. Hartley, 400 shares; Mr. Kroeck, 600 shares; Mr. Learn, 600 shares; Mr. Litchfield, 4,950 shares; Mr. Mase, 600 shares; Mr. Owlett, 600 shares; Mr. Pennypacker, 600 shares; Mr. Simpson, 600 shares; and Mr. Treat, 600 shares. Each individual has furnished this information.

(3) Mr. Owlett disclaims beneficial ownership of a total of 5,280 shares included above that are held for his nephews and niece.

(4) Mr. Haner disclaims beneficial ownership of a total of 566 shares included above that are held for and by his children.

(5) Mr. Simpson disclaims beneficial ownership of 103 shares included above that are held individually by his daughter. Includes 1,628 shares held in an SEP-IRA Plan for the benefit of Mr. Simpson's retirement plan.

(6) Mr. Bower disclaims beneficial ownership of 10,858 shares included above that are held individually by his wife. Includes 1,050 shares held in an IRA for the benefit of Mr. Bower.

(7)  Mr.  Litchfield   disclaims  beneficial  ownership  of  1,397  shares  held
     individually by his wife and a total of 813 shares included above that are held with his daughters.

         No person named above as a nominee or director has any family relationship with any other person so named.

                          BOARD OF DIRECTOR COMMITTEES,
              ATTENDANCE AT MEETINGS AND COMPENSATION OF DIRECTORS

         Both the Corporation's and the Bank's by-laws provide that the Board may create any number of committees of the Board as it deems necessary or appropriate from time to time. As of the date hereof, no Board committees of the Corporation have been established.

         The Bank has an Audit Committee consisting of nine non-employee members of the Board of Directors. The members of the Committee are Adelbert E. Eldridge, R. Bruce Haner, Karl W. Kroeck, Edward L. Learn, Lawrence F. Mase, Robert J. Murphy, Edward H. Owlett, III, F. David Pennypacker and Donald E. Treat. The primary function of the Audit Committee is to review the internal audit program as performed by the internal auditors, recommend to the Board of Directors the independent auditors for the year, and review the examinations and reports from those persons. The Audit Committee held four meetings in 1999.

         The Bank has an Executive Committee consisting of seven members of the Board of Directors who are as follows: R. Robert DeCamp, Adelbert E. Eldridge, Craig G. Litchfield, Robert J. Murphy, Edward H. Owlett, III, F. David Pennypacker and Leonard Simpson. The function of this committee is to recommend policy procedures. During 1999, the Executive Committee held nine meetings. The Executive Committee also functions as a nominating committee and an investment committee.

         The Compensation Committee of the Bank, which held five meetings in 1999, consisted of the following six non-employee members of the Board of
Directors: R. Robert DeCamp, Adelbert E. Eldridge, Robert J. Murphy, Edward H. Owlett, III, F. David Pennypacker and Leonard Simpson. The committee is charged with reviewing compensation for all officers and employees of the Bank and administering the retirement and benefit plans.

         The Trust Investment Committee of the Bank, which met six times in 1999, consists of five members of the Board of Directors; namely, Dennis F. Beardslee, J. Robert Bower, Susan E. Hartley, Edward L. Learn and Leonard Simpson. Thomas L. Briggs and Deborah E. Scott, each of whom is an Executive Vice President and Senior Trust Officer of the Bank, are also members of this committee, which determines the policy and investments of the Trust Department, the acceptance of all fiduciary relationships and relinquishments of all fiduciary relationships. The committee keeps minutes of their meetings, which are reviewed by the Board of Directors.

         The Bank also has an Asset Liability Committee, which consisted of R. Robert DeCamp, Craig G. Litchfield, Robert J. Murphy and F. David Pennypacker, four members of the Board of Directors, as well as Brian L. Canfield, Senior Executive Vice President of the Bank, and James W. Seipler, Treasurer of the Corporation. This committee met twelve times during 1999. The purpose of the committee is to stabilize and improve profitability by balancing the relationship between risk and return over an extended period of time.

         The Board of Directors of the Corporation met twelve times and the Board of Directors of the Bank met fourteen times in 1999. All of the directors attended at least 75% or more of the combined number of meetings of the Corporation, Bank and their committees of which they were members.

         All directors of the Corporation are directors of the Bank. Each director who is not an officer of the Corporation or Bank received an annual retainer of $12,000 and an attendance fee of $100 for each meeting of the Board attended. In addition, each such director received a fee of $100 for attendance at each committee meeting. Members of the Trust Investment Committee also received a quarterly retainer of $200 for the first three-quarters of 1999, as their meetings were held quarterly. Effective in October, this committee resumed monthly meetings. The aggregate amount of directors' retainers and fees paid during 1999 was $227,900.

                   CORPORATION'S AND BANK'S EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the current executive officers of the Corporation and the Bank.

                                                                       Shares           Percent of
                                                     Age as of         Beneficially     Common Stock
Name and Position for Last Five Years                Record Date       Owned (1)        Outstanding
-------------------------------------                ------------      ----------       -----------

Craig G. Litchfield                                       52           14,657 (2)           .28
 President and C.E.O.of the Corporation and the
 Bank since January, 1997; President of the
 Corporation and Bank since 1996; formerly
 Senior Vice President of the Corporation and the
 Bank

Brian L. Canfield                                         48            6,133 (3)           .12
 Senior Executive Vice President and Branch
 System Administrator since April, 1999; formerly
 Executive Vice President and Branch System
 Administrator since April, 1997; formerly Vice
 President of the Bank

Robert W. Anderson                                        61           10,785 (4)           .21
 Executive Vice President of Management
 Information System since April, 1997; formerly
 Vice President, Data Processing, of the Bank

Thomas L. Briggs                                          49             7,924 (5)          .15
 Executive Vice President and Senior Trust
 Officer since April, 1997; formerly Vice President
 and Trust Officer of the Bank


Matthew P. Prosseda                                       38            3,113 (6)           .06
 Executive Vice President and Commercial Loan
 Coordinator since April, 1997; formerly Vice
 President of the Bank

Deborah E. Scott                                          40               293 (7)           .01
 Executive Vice President and Senior Trust
 Officer since September, 1999; formerly Vice
 President and Trust Officer of the Bank since
 January, 1998; formerly Vice President and
 Trust Officer of First Citizens National Bank

James W. Seipler                                          58            12,462 (8)          .24
 Treasurer of the Corporation since 1987;
 Executive Vice President and Treasurer of the Bank
 since April, 1997; formerly
 Controller and Cashier of the Bank

(1) Number of shares of Corporation common stock beneficially owned, directly or indirectly, as of January 20, 2000. Unless otherwise indicated in a footnote below, each individual holds sole voting and investment authority with respect to the shares listed. Each individual has furnished this information.

(2) Mr. Litchfield disclaims beneficial ownership of 1,397 shares held individually by his wife and a total of 813 shares included above that are held with his daughters. Includes 4,950 shares which may be acquired upon the exercise of stock options within 60 days.

(3) Mr. Canfield disclaims beneficial ownership of a total of 266 shares included above that are held for his children. Includes 2,300 shares which may be acquired upon the exercise of stock options within 60 days.

(4) Mr. Anderson disclaims beneficial ownership of a total of 65 shares included above that are held for his children and granddaughter. Includes 3,580 shares which may be acquired upon the exercise of stock options within 60 days.

(5) Mr. Briggs disclaims beneficial ownership of 478 shares held individually by his wife, 234 shares held with his mother and a total of 628 shares included above that are held for his children. Includes 2,100 shares which may be acquired upon the exercise of stock options within 60 days.

(6) Includes 2,060 shares which may be acquired by Mr. Prosseda upon the exercise of stock options within 60 days.

(7) Includes 150 shares which may be acquired by Mrs. Scott upon the exercise of stock options within 60 days.

(8) Mr. Seipler disclaims beneficial ownership of 586 shares included above that are held jointly with his sons. Includes 3,580 shares which may be acquired upon the exercise of stock options within 60 days.

         None of the above executive officers has any family relationship with any other executive officer or with any director of the Corporation.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee ("Committee") of the Board of Directors establishes compensation policies, plans and programs which are intended to accomplish three objectives: to attract and retain highly capable and well qualified executives; to focus executives' efforts on increasing long-term stockholder value; and to reward executives at levels which are competitive with the marketplace for similar positions and commensurate with the performance of each executive and of Citizens & Northern. Each member of the Committee is an independent non-employee director. The Committee establishes the salaries of the other executive officers with input from the Chief Executive Officer and the Board of Directors reviews all decisions relating to the compensation of the executive officers.

         The key elements in Citizens & Northern's executive compensation program, all determined by individual and corporate performance, are base salary compensation, annual cash bonus incentive compensation, long-term incentive compensation, and equitable retirement benefits.

         Annual compensation for the Chief Executive Officer is determined in essentially the same way as for other executives, recognizing that the CEO has overall responsibility for the performance of Citizens & Northern. The Committee believes that the CEO compensation should be heavily influenced by the performance of the Corporation. Base salaries and compensation programs are set at levels competitive with peer banking institutions and are adjusted for individual performance. To develop peer groups for Citizens & Northern, Ben S Cole Financial Incorporated (Cole Financial) collected market pay data from surveys covering the banking industry. Cole Financial then analyzed the compensation of Citizens & Northern's executive officers as compared with compensation packages offered by U.S. financial institutes of similar asset or revenue size, as applicable.

         In establishing the CEO's base salary, the Committee reached the following conclusions regarding company performance: Survey comparison of Citizens & Northern established a survey Peer Group of 38 independent banks whose 1998 average asset size equaled C&N's, and further narrowed their Peer Group to a Core Group of 14 banks with an average ROA of 1.38%. Citizens & Northern's net income was 52% higher than the average of the Peer Group. C&N's return on assets for 1998 was 1.77%, 43% better than the Peer Group average and 28% better than a Core Group average of high performing banks. Mr. Litchfield's 1999 base salary of $231,000 is 7% below CEO's who receive the same compensation package; however, his total compensation with bonus and incentives falls to 83% of par behind Core Group CEOs. In 1998, the Committee established the Chief Executive Officer's 1999 base salary at $231,000, representing a 5% increase over 1998.

         The annual compensation of the Chief Executive Officer and executive officers is reviewed annually by the Committee, except for decisions about awards under the Incentive Award Plan. These awards are made solely by the attainment of specific measurable performance indicators, which are return on assets, performance to budget, deposit growth and past-due reduction. If the target is met, awards are calculated for each participant based upon the level of corporate performance relative to the target. C&N's Incentive Award Plan caps the award at 25% of base compensation, while the Peer Group awarded cash bonuses to CEOs averaging 37%.

         The Corporation approved a non-qualified Supplemental Income Plan effective January 1, 1989. It was designed for the purpose of retaining talented executives and to promote in these executives a strong interest in the long-term, successful operation of the Corporation. The Plan supplements the lower retirement benefits of executives in comparison with average total retirement benefits paid non-executives. The Plan is an unfunded plan and is subject to the general creditors of the Corporation.

         The Corporation approved a Stock Incentive Plan effective January 1, 1996. The Stock Incentive Plan is designed to advance the development, growth and financial condition of the Corporation while attracting, retaining and rewarding executives.

         The Committee believes that the concepts discussed above further the stockholders' interests since a significant part of executive compensation is based on obtaining results for the stockholders. The Committee bases its review on experience of its own members, on information requested from management and information compiled by various independent compensation consultants. The Committee believes that the program encourages responsible management of the Corporation.

                 Members of the Compensation Committee,

                 R. Robert DeCamp, Chairman       Robert J. Murphy         F. David Pennypacker
                 Adelbert E. Eldridge             Edward H. Owlett, III    Leonard Simpson


                             EXECUTIVE COMPENSATION

         The following table contains information with respect to annual compensation for services in all capacities to the Corporation and Bank for the fiscal years ending December 31, 1999, 1998 and 1997 of those persons who were, at December 31, 1999, (i) the Chief Executive Officer and (ii) the four (4) other most highly compensated executives to the extent such persons' total salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                            ANNUAL COMPENSATION                        LONG-TERM COMPENSATION

Awards                            Payouts

 (a)                       (b)    (c)       (d)        (e)        (f)        (g)      (h)          (i)
Other                                                                                              All
                                                     Annual    Restricted  Options/               Other
                                                     Compen-      Stock      SARs      LTIP      Compen-
Name and                         Salary(l)   Bonus  sation(2)    Awards     Awards    Payouts    sation(3)
Principal Position         Year     ($)       ($)      ($)        (#)         (#)       ($)         ($)
------------------------------------------------------------------------------------------------------------

CRAIG G. LITCHFIELD        1999   231,000    57,750        X         0       5,000       0         23,784
   Chairman, President and 1998   220,000    55,000        X         0       4,000       0         21,270
   CEO                     1997   205,000    51,250        X         0       3,500       0         17,670

ROBERT W. ANDERSON         1999   139,125    34,781        X         0       2,000       0         32,345
   Executive Vice President1998   132,500    33,125        X         0       2,000       0         27,742
   Management Information  1997   125,000    31,250        X         0       2,000       0         24,765
   System


JAMES W. SEIPLER           1999   139,125    34,781        X         0       2,000       0         26,105
   Executive Vice President1998   132,500    33,125        X         0       2,000       0         23,595
   and Treasurer           1997   125,000    31,250        X         0       2,000       0         21,640

BRIAN L. CANFIELD          1999   102,550    25,638        X         0       2,000       0         14,556
   Senior Executive Vice   1998    95,000    23,750        X         0       1,500       0         12,095
   President and Branch    1997    90,000    22,500        X         0       1,500       0         10,733
   System Administrator

MATTHEW P. PROSSEDA        1999   100,700    25,175        X         0       1,750       0         11,639
   Executive Vice President1998    95,000    23,750        X         0       1,500       0         11,100
   and Commercial Loan     1997    90,000    22,500        X         0       1,500       0         10,659
   Coordinator

(1) The amounts shown in this column represent annual base salary.

(2) The Bank provides automobiles and certain other benefits for certain of its principal officers in connection with the business of the Bank. The value of personal benefits to the officers individually is not included in the table above because the aggregate amount of such other compensation is less than 10% of the cash compensation paid to the individual as reported above.

(3)  The amount  indicated  includes  the Bank's  contribution  to the Savings &
     Retirement  Plan  (401k)  and  the  Non-Qualified   Supplemental  Executive
     Retirement Plan.

                              STOCK INCENTIVE PLAN

         In 1995, the Corporation's Board of Directors adopted and the stockholders approved the Citizens & Northern Corporation Stock Incentive Plan. The purpose of the Plan is to advance the development, growth and financial condition of the Corporation by providing incentives through participation in the appreciation of the capital stock in order to secure, retain and motivate personnel responsible for the operation and management of the Corporation and its subsidiaries. On December 17, 1999 ("Grant Date"), the Board of Directors granted qualified stock options for key officers of the Bank, the right to purchase shares of the Corporation Common Stock at a price of $27.00. The period of the options shall be ten (10) years, commencing from the date of the grant. Twenty percent (20%) of options granted become exercisable at the end of each year following the Grant Date, therefore 100% of options granted are exercisable five (5) years from the Grant Date. Once the options are exercisable, all or a portion of the available exercisable options may be exercised at any time within the ten (10) year period from the Grant Date. If employment with the Bank terminates, except in the event of death or disability, the optionee has three
(3) months from the date of termination to exercise any exercisable options outstanding as of the date of cessation of employment. In the event of an optionee's death or disability, the optionee or their legal representative may exercise any options to which the optionee was entitled as of the date of cessation of employment. Shares granted under option in 1999, 1998, and 1997 were 22,750, 17,700, and 15,000, respectively. At December 31, 1999, there were 114,300 shares reserved for future grants.

                               OPTION / SAR GRANTS

         The following table sets forth information concerning stock options granted in 1999 under the Stock Incentive Plan to the Chief Executive Officer and the four most highly compensated executives of the Corporation named in the Summary Compensation Table:

      (a)                    (b)              (c)             (d)           (e)                  (f)
                                            % of Total                                   Potential Realizable
                         Number of          Options/                                      Value at Assumed
                           Securities      SARs Granted      Exercise                    Annual Rates of Stock
                         Underlying        to Employees       or Base                    Price Appreciation for
                       Options/SARs         in Fiscal         Price       Expiration         Option Term (1)
      Name                  Granted            Year         ($/Share)        Date          5%          10%
-----------------------------------------------------------------------------------------------------------

Craig G. Litchfield        5,000              21.98%         $27.00       12/23/2009     $ 84,901     $215,155

Robert W. Anderson         2,000               8.79%         $27.00       12/23/2009     $ 33,960     $ 86,062

James W. Seipler           2,000               8.79%         $27.00       12/23/2009     $ 33,960     $ 86,062

Brian L. Canfield          2,000               8.79%         $27.00       12/23/2009     $ 33,960     $ 86,062

Matthew P. Prosseda        1,750               7.69%         $27.00       12/23/2009     $ 29,715     $ 75,304

(1) Represents the difference between the market value of the Common Stock for which the option may be exercised, assuming that the market value of the Common Stock on the date of grant appreciates in value to the end of the ten-year option term at annualized rates of 5% and 10%, respectively, and the exercise price of the option. The rates of appreciation used in this table are prescribed by regulation of the SEC and are not intended to forecast future appreciation of the market value of the Common Stock.

                  AGGREGATED STOCK OPTION EXERCISED DURING 1999
                           AND YEAR-END OPTION VALUES

         The following table sets forth information concerning the exercise during 1999 of options granted under the Stock Incentive Plan by five of the most highly compensated executives of the Corporation named in the Summary Compensation Table:

      (a)                 (b)          (c)                    (d)                         (e)
                         Number                       Number of Securities
                           of              Value     Underlying Unexercised      Value of  Unexercised
                        Shares        Realized              Options at           In-the-Money Options on
                        Acquired     on Shares           December 31, 1999         December 31, 1999 (2)
        Name           On Exercise   Acquired (1)  Exercisable   Unexercisable  Exercisable   Unexercisable
----------------------------------------------------------------------------------------------------------------
Craig G. Litchfield          0           0            4,950       11,800       $ 11,000.00    $ 5,000.00
Robert W. Anderson           0           0            3,580        5,820       $ 11,050.00    $ 3,400.00
James W. Seipler             0           0            3,580        5,820       $ 11,050.00    $ 3,400.00
Brian L. Canfield            0           0            2,300        4,700        $ 6,500.00    $ 2,000.00
Matthew P. Prosseda          0           0            2,060        4,390        $ 4,820.00    $ 1,580.00

(1) Represents the difference between the market value on the date of exercise of the shares acquired and the option price of those shares.

(2) Represents the difference between the aggregate market value at December 31, 1999 of the shares subject to the options and the aggregate option price of those shares.

                                PERFORMANCE GRAPH

         Set forth below is a chart comparing the Corporation's cumulative return to stockholders against the cumulative return of the S&P 500 Index and a Peer Group Index of similar banking organizations selected by the Corporation for the five year period commencing January 1, 1995 and ending December 31, 1999. The index values are market-weighted dividend-reinvestment numbers which measure the total return for investing $100.00 five years ago. This meets SEC requirements for showing dividend reinvestment share performance over a five year period and measures the return to an investor for placing $100.00 into a group of bank stocks and reinvesting any and all dividends into the purchase of more of the same stock for which dividends were paid.

                     COMPARISON OF 5 YEAR CUMULATIVE RETURN

                                  PERIOD ENDING

                                      1/1/95     12/31/95     12/31/96   12/31/97     12/31/98    12/31/99
         C&N                        $ 100.00     $ 110.36     $ 127.67    $ 175.81     $ 225.70     $ 185.46
         Peer Group                 $ 100.00     $ 115.19     $ 147.89    $ 207.34     $ 231.12     $ 185.49
         S&P 500 Index              $ 100.00     $ 137.45     $ 168.92    $ 225.21     $ 289.43     $ 350.26

         All ten institutions in the peer group selected by the Corporation are headquartered in Pennsylvania, have total assets of $300 to $900 Million, market capitalization of at least $25 Million, and are not listed on the NASDAQ National Market System. This peer group consists of ACNB Corporation, Gettysburg; CNB Financial Corporation, Clearfield; Drovers Bancshares Corporation, York; First West Chester Corporation, West Chester; Franklin Financial Service Corporation, Chambersburg; Hanover Bancorp, Inc., Hanover; Penseco Financial Services Corporation, Scranton; Penn Rock Financial Services Corporation, Blue Ball; Penns Woods Bancorp, Inc., Jersey Shore; and Sterling Financial Corporation, Lancaster. This is the same peer group that was used in 1999.

                                  PENSION PLAN

         The Citizens & Northern Bank Pension Plan (the "Plan") is intended to provide a defined retirement benefit to participants without regard to the profits of the Bank. Employees are neither required nor permitted to contribute to the Plan. Annual contributions by the Bank are determined actuarially. To participate in the Plan, an employee must be 21 years of age and have completed one year of service. A participant's retirement benefit, which becomes fully vested after 5 years of service, is based on compensation and credited service with the Bank. For purposes of determining a retirement benefit, the term "compensation" is defined to include an employee's total remuneration received from the Bank, including base salary, bonus and overtime. Benefits are a percentage of the average compensation for the five consecutive years of highest compensation preceding retirement, multiplied by the number of years of completed service, up to 25 years. The Bank's Trust and Financial Services Department serves as Trustee under the Plan.

         The following table indicates, for purposes of illustration, the approximate amounts of annual retirement income which would be payable under the terms of the Plan, in the form of a straight life annuity, to a participant who retired as of December 31, 1999, at age 65, under various assumptions as to compensation and years of credited service. For any plan year beginning after December 31, 1993, the Pension Plan benefits are determined on only the first $160,000, as indexed, in compensation as determined by the Commissioner of the Internal Revenue Service and as prescribed by law.

                               PENSION PLAN TABLE

                                                          Years of Credited Service
         Average Annual Compensation            15                 20            25 (or more)
         ----------------------------        -------------------------------------------------
            $ 75,000                          $14,214           $18,952            $23,690
            $100,000                          $20,027           $26,702            $33,378
            $125,000                          $25,839           $34,452            $43,065
            $160,000                          $33,977           $45,302            $56,628
            $175,000                          $33,977           $45,302            $56,628
            $200,000                          $33,977           $45,302            $56,628
            $225,000                          $33,977           $45,302            $56,628
            $250,000                          $33,977           $45,302            $56,628

         The credited years of service under the Plan as of December 31, 1999 for Litchfield, Anderson, Seipler, Canfield and Prosseda were 27, 28, 34, 22 and 6 years, respectively.

         In December 1989, the Bank established a non-qualified supplemental executive retirement plan for certain key executive employees ("Executive Plan"). The Executive Plan provides a retirement benefit for executives who retire after attaining age 62 and 5 years of plan service in an amount determined annually by the Directors. The Board of Directors may terminate the Executive Plan at any time. In 1999, the amounts accrued pursuant to the Executive Plan for the accounts of the officers named in the Summary Compensation Table set forth herein, is included as "All Other Compensation". Future estimated benefits do not take compensation into consideration.

                                  SAVINGS PLAN

         The Citizens & Northern Savings and Retirement Plan ("Savings Plan") is qualified under Section 401(k) of the Internal Revenue Code. It allows a participant to authorize the deposit into the Plan of before tax earnings of from 1% to 15% of his compensation. Under the Tax Reform Act, the maximum amount of elective contributions that could be made by a participant during 1999 was Ten Thousand Dollars ($10,000.00), also subject to a $160,000 compensation limit. All officers and employees of Citizens & Northern Bank, including the officers named in the Summary Compensation Table set forth herein, are eligible to participate in the 401(k) Plan. A participant may also make voluntary contributions to the Plan from after tax savings of up to 10% of his compensation. The Bank is required to contribute a basic employer contribution equal to at least 2% of each eligible participant's compensation; in addition, the Bank may make a discretionary basic contribution. The total actual basic employer contribution for 1999 was equal to 4%. In addition, the Bank makes matching contributions equal to 100% of a participant's before tax contributions up to 3% of compensation and equal to 50% of such contributions between 3% and 5% of compensation. The Bank's basic employer contributions are invested in the common stock of the Corporation. All participants' contributions and the Bank's matching contributions, at the participants' election, are invested in a choice of nine investment funds maintained by the Bank as Trustee. In 1999, the Bank's contribution to the Savings Plan for the accounts of the officers named in the Summary Compensation Table set forth herein is included as "All Other Compensation". Substantially all officers and employees of the Bank are eligible to participate in the Savings Plan.

                              INCENTIVE AWARD PLAN

         The Board of Directors of the Bank has adopted an Incentive Award Plan for certain members of the management group of the Bank in order to promote a superior level of performance relating the Bank's financial goals and to attract and retain competent management. Under the Incentive Award Plan, if predetermined performance goals are realized by the Bank in a given fiscal year, the participants will receive awards ranging up to a maximum of 25% of their base salaries (i.e., salary before reduction for the Savings Plan and without regard to incentive award payments).

         Under the Incentive Award Plan, immediately before the beginning of each year the Compensation Committee of the Board of Directors of the Bank will designate the participants in the Plan and set a minimum and maximum level of awards for each class of participants and the individual performance and financial goals of the Bank or appropriate unit to be achieved. The Compensation Committee, at its discretion, may adjust award payments under the Incentive Award Plan based on extraordinary circumstances, conflicts with long-term financial and development objectives, or below standard individual participant performance. All awards under the Incentive Award Plan will be paid in cash and are paid as soon as practical after the end of a plan year.

                              CERTAIN TRANSACTIONS

         Certain directors and officers of the Corporation and Bank and their associates (including corporations of which such persons are officers or 10% beneficial owners) were customers of, and had transactions with the Bank in the ordinary course of business during the year ended December 31, 1999. Similar transactions may be expected to take place in the future. Such transactions included the purchase of certificates of deposit and extensions of credit in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risks of collectibility or present other unfavorable features. The Bank expects that any other transactions with directors and officers and their associates in the future will be conducted on the same basis.

         The law firm of Owlett & Lewis, P.C., of which Director Owlett is an employee and in which he has an interest, acts as legal counsel for the Corporation and the Bank.

        PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Parente Randolph, PC, formerly Parente, Randolph, Orlando, Carey & Associates, has been the independent public accounting firm appointed by the Bank since 1981, and has been selected by the Board as the independent public accounting firm for the Corporation and the Bank for 2000. No member of the firm or any of its associates has a financial interest in the Corporation. Parente Randolph, PC provides, in addition to audit services, non-audit professional services such as preparation of income tax returns, consultations, and various other services. Non-audit services are considered to have no effect on the independence of accountants. A representative of Parente Randolph, PC is expected to be present at the Annual Meeting to answer appropriate questions from stockholders and will be afforded an opportunity to make any statement that the firm desires.

         The Board of Directors recommends a vote "FOR" ratification of the appointment of Parente Randolph, PC as independent auditors of the Corporation.

                              STOCKHOLDER PROPOSALS

         Any proposal intended to be presented by a stockholder of the Corporation at the Corporation's 2001 Annual Meeting must be received by the Corporation no later than December 17, 2000 to be considered for inclusion in the Corporation's proxy statement for such meeting. Any proposal should be addressed to the Secretary of the Corporation, 90-92 Main Street, P.O. Box 58, Wellsboro, Pennsylvania 16901.

                                  OTHER MATTERS

         The management of the Corporation does not intend to bring any other matters before the Annual Meeting and is not presently informed of any other business which others may bring before such meeting. However, if any other matters should properly come before such meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, determine.

                             ADDITIONAL INFORMATION

         The Corporation's Annual Report for the year 1999, including financial statements as certified by Parente Randolph, PC, was mailed with this Proxy Statement on or about March 20, 2000, to the stockholders of record as of the close of business on February 28, 2000.

         A COPY OF THE CORPORATION'S 1999 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED FREE OF CHARGE TO STOCKHOLDERS. WRITTEN REQUEST SHOULD BE DIRECTED TO THE TREASURER, CITIZENS & NORTHERN CORPORATION, 90-92 MAIN STREET, WELLSBORO, PA, 16901, OR BY PHONE AT 570-724-3411.

                                           By Order of the Board of Directors,

                                           Kathleen M. Osgood
                                           Corporate Secretary

Dated:  March 20, 2000

[LOGO] CITIZENS & NORTHERN BANK

90-92 Main Street, P. O. Box 58, Wellsboro, PA   16901      Stock Symbol:  CZNC
Phone:  (570) 724-3411   Fax:  (570) 723-8097     E-Mail:  cnemail@cnbankpa.com



Dear Stockholder:

        The following is our anticipated quarterly dividend schedule for 2000:

        Declaration Date        Record Date           Payable Date
        ----------------        -----------           ------------
        March 30, 2000          April 10, 2000        April 20, 2000
        June 22, 2000           July 3, 2000          July 20, 2000
        September 21, 2000      October 2, 2000       October 20, 2000
        November 16, 2000       November 27, 2000     January 19, 2001

                   You may receive your dividends by check or you may elect to have your dividends deposited to your C&N checking, Super Money Fund or Key Savings account. We also offer a Dividend Reinvestment Service, which offers a convenient way to increase your ownership in C&N by directing your dividends for the purchase of additional shares of Citizens & Northern stock. The optional cash payment portion of the Reinvestment Plan gives participating stockholders the ability to purchase additional shares for their Reinvestment account. Any amount between $50 and $3,000 may be invested quarterly when the stockholder chooses to participate.

                  If you are not already taking advantage of the direct deposit or Dividend Reinvestment service and would like more information, please contact us at the above address or by calling 800-487-8784 (extension 251).

                  Please feel free to contact us at any time if you have any questions or comments.

                                   Sincerely,

                                   CITIZENS & NORTHERN CORPORATION




                              FOLD AND DETACH HERE

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


                         CITIZENS & NORTHERN CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 18, 2000

The undersigned hereby appoints Edward L. Learn and Lawrence F. Mase, and each or either of them, as the attorneys and proxies of the undersigned, with full power of substitution in each, to vote all shares of the common stock of Citizens & Northern Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, April 18, 2000 at 2:00 P.M. (local time), at the Arcadia Theatre, 50 Main Street, Wellsboro, Pennsylvania 16901, and at any adjournments thereof, and to vote as follows:

1.      ELECTION OF CLASS I DIRECTORS.
        Nominees: R. Robert DeCamp, Edward H. Owlett, III, F. David Pennypacker and James F. Towner.

        [ ] VOTE FOR all nominees listed        [ ] VOTE WITHHELD from all
            above (except as marked to              nominees listed above.
            the contrary below)


        ------------------------------------------------------------------------
         (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided above.)

2. APPROVAL OF THE APPOINTMENT OF THE FIRM OF PARENTE RANDOLPH, PC AS INDEPENDENT AUDITORS.

         [ ] VOTE FOR                [ ] VOTE AGAINST                [ ] ABSTAIN

3. OTHER MATTERS. In their discretion, to vote with respect to any othe matters that may properly come before the Meeting or any adjournments thereof.
                                     (over)

                              FOLD AND DETACH HERE

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   Dated:______________________________, 2000

                                   _________________________________________
                                   Signature

                                   _________________________________________
                                   Signature

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.